                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB NUMBER:  3235-0104
 FORM 3                                             EXPIRES: FEBRUARY 1, 1994
--------                                            ESTIMATED AVERAGE BURDEN
                                                    HOURS PER RESPONSE .... 0.5
                                                    ---------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

-----------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or
                                              Statement                     Trading Symbol
    White        Harry         J. Jr.         (Month/Day/Year)              Silverleaf Resorts, Inc.                SVR
----------------------------------------                                 ----------------------------------------------------------
     (Last)     (First)     (Middle)          6/29/98                    5. Relationship of Reporting        6. If Amendment, Date
    1221 Riverbend Dr., Suite 120          ----------------------------      Person to Issuer                   of Original
----------------------------------------   3. IRS or Social Security       (Check all applicable)               (Month/Day/Year)
             (Street)                         Number of Reporting              Director       10% Owner
                                              Person (Voluntary)         -----           -----
    Dallas         TX         75247                                        X   Officer        Other (specify
--------------------------------------                                   -----           -----      below)
      (City)      (State)      (Zip)       ----------------------------  (give title below)
                                                                          Chief Financial Officer
                                                                         ------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                          (Print or Type Responses)  SEC 1473 (3-91)



Harry White


FORM 3 (CONTINUED)               Table II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

------------------------------------------------------------------------------------------------------------------------------------
   Non-Qualified Option          *      6-15-08    Common Stock, $.01 par 50,000   $16.46875        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:  * from 6-29-99 to and including 6-28-00, 12,500 shares from 6-29-00 to and including 6-28-01, an additional 12,500 shares from 6-29-01 to and including 6-28-02, an additional 12,500 shares from 6-29-02, all remaining shares

                                                                                     /s/ HARRY J. WHITE, JR.               7-6-98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date
                                                                                       Harry J. White, Jr.
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.